DPA.exe.doc
                                TABLE OF CONTENTS



     1.     Sale and Purchase of Debentures and Warrants.                 1
                1.1      Debentures.                                      1
                1.2      Optional Redemption.                             2
                1.3      Warrants.                                        2
                1.4      Commitment; Closing Dates.                       3
                1.5      Processing Fee.                                  4

2.     Representations and Warranties of the Borrowers.                   4
                2.1      Corporate Status.                                4
                2.2      Capitalization.                                  5
                2.3      Authorization.                                   6
                2.4      Validity and Binding Effect.                     6
                2.5      Contracts and Other Commitments.                 6
                2.6      Litigation.                                      6
                2.7      Financial Statements.                            7
                2.8      SEC Reports.                                     7
                2.9      Absence of Changes.                              7
                2.10     No Defaults.                                     7
                2.11     Compliance With Law.                             8
                2.12     Taxes.                                           8
                2.13     Certain Transactions.                            8
                2.14     Title to Property.                               8
                2.15     Intellectual Property.                           9
                2.16     Environmental Matters.                           10
                2.17     Accounting Matters.                              10
                2.18     Distributions to Company.                        10
                2.19     Prior Sales.                                     11
                2.20     Regulatory Compliance.                           11
                2.21     Margin Regulations.                              11
                2.22     1940 Act Compliance.                             11
                2.23     Limited Offering.                                11
                2.24     Registration Obligations.                        11
                2.26     Governmental Consents.                           12
                2.27     Employees                                        12
                2.28     ERISA                                            12
                2.29     Fees/Commissions                                 13
                2.30     Survival.                                        13

3.     Representations and Warranties of Purchaser                        13
                3.1      Corporate Status.                                13
                3.2      Authorization.                                   13
                3.3      Validity and Binding Effect                      13
                3.4      Accredited Investor, Investment Intent           14
                3.5      Survival                                         14

4.     Conditions Precedent to the Obligations of Purchaser               14
                4.1      Representations and Warranties                   14
                4.2      Officer's Certificate                            14
                4.3      Satisfactory Proceedings and Secretary's
                         Certificate                                      14
                4.4      Legal Opinion                                    15
                4.5      Authorization Agreement                          15
                4.6      Existence and Authority                          15
                4.7      Delivery of Operative Documents--
                         First Closing                                    15
                4.8      Delivery of Operative Documents--
                         Second Closing.                                  15
                4.9      Required Consents                                16
                4.10     Waiver of Conditions                             16

5.     Covenants of the Borrowers.                                        16
                5.1      Use of Proceeds                                  16
                5.2      Corporate Existence, Etc                         17
                5.3      Maintenance of Properties, Etc.                  17
                5.4      Nature of Business                               17
                5.5      Insurance                                        17
                5.6      Taxes, Claims for Labor and Materials.           17
                5.7      Compliance with Laws, Agreements, Etc            17
                5.8      ERISA Matters                                    18
                5.9      Books and Records: Rights of Inspection          18
                5.10     Reports                                          18
                5.11     Limitations on Debt and Obligations.             19
                5.12     Guaranties                                       20
                5.13     Limitation on Liens                              20
                5.14     Restricted Payments                              21
                5.15     Investments                                      22
                5.16     Mergers, Consolidations and Sales of Assets      22
                5.17     Transactions with Affiliates                     24
                5.18     Notice                                           24
                5.19     Board of Directors Observer Rights.              25
                5.20     Annual Plan.                                     25
                5.21     Further Assurances.                              25

6.     Subordination of Debentures                                        25
                6.1      Subordination.                                   25
                6.2      Subrogation.                                     25
                6.3      Borrowers' Obligations Not Impaired.             26

7.     [Reserved].                                                        26

8.     Restrictions on Transfer; Registration Rights.                     26
                8.1      Legends; Restrictions on Transfer.               26
                8.2      Registration Rights.                             26

9.     Events of Default; Remedies                                        26
                9.1      Events of Default                                26
                9.2      Remedies Upon Default                            29
                9.3      Acceleration of Maturities                       29
                9.4      Joint and Several Obligations                    30

10.    Amendments, Waivers and Consents                                   30
                10.1     Consent Required.                                30
                10.2     Solicitation of Debenture Holders                30
                10.3     Effect of Amendment or Waiver                    30

11.    Interpretation of Agreement; Definitions                           30
                11.1     Definitions.                                     30
                11.2     Accounting Principles                            34
                11.3     Directly or Indirectly                           34

12.    Miscellaneous                                                      34
                12.1     Expenses, Stamp Tax Indemnity                    34
                12.2     Powers and Rights Not Waived;
                         Remedies Cumulative                              34
                12.3     Notices                                          35
                12.4     Assignments                                      35
                12.5     Survival of Covenants and Representations        36
                12.6     Severability.                                    36
                12.7     Governing Law; Jurisdiction and Venue.           36
                12.8     Captions; Counterparts.                          36
                12.9     Confidentiality.                                 36
                12.10    Publicity.                                       37

                          DEBENTURE PURCHASE AGREEMENT

                                     BETWEEN

                           SIRROM CAPITAL CORPORATION
                                      d/b/a
                                 TANDEM CAPITAL

                                       AND

                         THE GREAT TRAIN STORE COMPANY,

                      THE GREAT TRAIN STORE PARTNERS, L.P.,

                               GTS PARTNER, INC.,

                            GTS LIMITED PARTNER, INC.

                                  AS BORROWERS


                          _________________, ____ 1998

                          DEBENTURE PURCHASE AGREEMENT


         This DEBENTURE PURCHASE AGREEMENT (the "Agreement ") entered into the ___________ day of _______________, 1998, by and between THE GREAT TRAIN STORE COMPANY, a Delaware corporation (the "Company"), GTS PARTNER, INC., a Missouri corporation (a "Co-Maker"), GTS LIMITED PARTNER, INC., a Missouri corporation (a "Co-Maker"), THE GREAT TRAIN STORE PARTNERS, L.P., a Missouri limited partnership (a "Co-Maker"), and SIRROM CAPITAL CORPORATION d/b/a TANDEM CAPITAL, a Tennessee corporation (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the Company and each Co-Maker (each a "Borrower" and collectively the "Borrowers") desires to obtain additional capital for use in connection with its business through the issue and sale of certain securities, and Purchaser is willing to purchase such obligations from the Company and each Co-Maker, on the terms and conditions set forth herein. Capitalized terms shall have the meanings assigned by Section 11 unless otherwise defined herein.

         NOW, THEREFORE, in mutual consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, the parties agree as follows:

         1. Sale and Purchase of Debentures and Warrants.

         1.1 Debentures. The Borrowers have authorized the issue and sale of (i) Three Million Dollars ($3,000,000.00) aggregate principal amount of 12.0% Subordinated Debentures due June 30, 2003 (the "Initial Debentures"), to be dated the date of issue, to bear interest from such date at the rate of 12.0% per annum, with interest payable quarterly by automatic debit on the first day of each March, June, September, and December in each year, commencing September 1, 1998, and at maturity, to mature on June 30, 2003, and to bear such other terms as are set forth in the form attached hereto as Exhibit A-1, and (ii) Two Million Dollars ($2,000,000.00) aggregate principal amount of 12.0% Subordinated Debentures due June 30, 2003 (the "Additional Debentures"), to be dated the date of issue, to bear interest from such date at the rate of 12.0% per annum, with interest payable quarterly by automatic debit on the first day of each March, June, September, and December in each year, commencing on the first day of such month following the Second Closing (as defined in Section 1.4), and at maturity, to mature on June 30, 2003, and to bear such other terms as are set forth in the form attached hereto as Exhibit A-2. Interest on the Debentures shall be computed on the basis of a 360-day year of twelve 30-day months. The Borrowers may prepay the indebtedness evidenced by the Debentures without penalty and as provided by Section 1.2. The term "Debenture" and "Debentures" as used herein includes the Initial Debenture in the form of Exhibit A-1, the Additional Debenture in the form of Exhibit A-2, and any other Debenture delivered pursuant to this Agreement.

         1.2 Optional Redemption.

         (a) The Debentures may be redeemed, at the Borrowers' option, in whole at any time or in part from time to time, provided that in case of each optional redemption, the Company shall give written notice (the "Redemption Notice") to each holder of a Debenture to be redeemed not less than 10 nor more than 20 Business Days prior to the date fixed for such redemption (the "Redemption Date"). The Redemption Notice shall specify the Redemption Date, the aggregate principal amount of the Debentures to be redeemed on the Redemption Date, the principal amount of Debentures held by such holder to be redeemed on such date, and the Redemption Price, which shall be equal to the sum of (A) the aggregate principal amount of the Debentures called for redemption, plus (B) all accrued but unpaid interest on such Debentures, plus (C) interest on (i) any principal payment not paid when due, and (ii) any accrued but unpaid interest not paid when due, at an annual rate of 19% (or, if less, the maximum rate permitted by applicable law), plus (D) any expenses or costs of collection to which the holder of the Debentures is entitled pursuant to the Debentures. After the Redemption Notice is mailed, Debentures called for redemption shall become due and payable on the Redemption Date at the Redemption Price.

         (b) Neither the Borrowers nor any Affiliate of any Borrower, directly or indirectly, may repurchase or make any offer to repurchase any Debentures unless the offer has been made to repurchase Debentures, pro rata, from all holders of the Debentures at the same time and upon the same terms. If any Debentures are redeemed or otherwise acquired by the Borrowers or any Affiliate of any Borrower, such Debentures shall be deemed to be no longer outstanding for purposes of any provisions of this Agreement.

         1.3 Warrants. In consideration of the Purchaser's commitment to purchase the Debentures, the Company shall grant to Purchaser the following Warrants.

         (a) First Closing. At the First Closing (as defined in Section 1.4), the Company shall grant, issue, and deliver to Purchaser a Stock Purchase Warrant, dated the First Closing Date, in the form attached hereto as Exhibit A-3 (the "Initial Warrant"), entitling Purchaser to purchase, at any time and from time to time during the five year period beginning on the First Closing Date, up to 175,000 Shares of the Company's Common Stock at an initial Exercise Price of $3.75 per share. Until the indebtedness evidenced by the Initial Debenture has been paid in full, on the anniversary of the First Closing Date of each year beginning on the anniversary of the First Closing Date, 1999, the Company shall grant, issue, and deliver to Purchaser additional Stock Purchase Warrants, in the form of Exhibit A-4 ("Contingent Warrants"), each entitling Purchaser to purchase up to 90,000 Shares of Common Stock at an Exercise Price equal to the average closing bid price of the Company's Common Stock (or, if the Common Stock is not then listed for trading on the NASDAQ National Market, the Fair Market Value, as defined in Section 11) for the 20 trading days preceding such anniversary date, at any time and from time to time during the lesser of
(i) the five year period beginning on the date of issue of such Contingent Warrant, or (ii) the two year period beginning on the date the indebtedness evidenced by the Initial Debenture has been paid in full.

         (b) Second Closing. At the Second Closing, the Company shall grant, issue, and deliver to Purchaser a Stock Purchase Warrant, dated the Second Closing Date, in the form attached hereto as Exhibit A-5 (the "Additional Warrant"), entitling Purchaser to purchase up to 116,667 Shares of the Company's Common Stock at an Exercise Price equal to the average closing bid price of the Company's Common Stock (or, if the Common Stock is not then listed for trading on the NASDAQ National Market, the Fair Market Value, as defined in Section 11) for the 20 trading days preceding the Second Closing Date, at any time and from time to time during the five year period beginning on the Second Closing Date. Until the indebtedness evidenced by the Additional Debenture has been paid in full, on the anniversary of the Second Closing Date of each year beginning on the anniversary of the Second Closing Date, 2000, the Company shall grant, issue, and deliver to Purchaser additional Stock Purchase Warrants, in the form of Exhibit A-4 ("Contingent Warrants"), each entitling Purchaser to purchase up to 60,000 Shares of Common Stock at an Exercise Price equal to the average closing bid price of the Company's Common Stock (or, if the Common Stock is not then listed for trading on the NASDAQ National Market, the Fair Market Value, as defined in Section 11) for the 20 trading days preceding such anniversary date, at any time and from time to time during the lesser of (i) the five year period beginning on the date of issue of such Contingent Warrant, or (ii) the two year period beginning on the date the indebtedness evidenced by the Additional Debenture has been paid in full.

         (c) Repurchase of Warrants. The Company may at any time upon 10 Business Days prior notice repurchase all or less than all of the then outstanding Warrants at a price of $0.01 per Share issuable upon exercise of such Warrants, provided that on the date notice is given (i) the Common Stock issuable upon exercise of the Warrants shall be subject to an effective registration statement under the Securities Act of 1933, and (ii) the average closing bid price (or, if the Common Stock is not then listed for trading on the NASDAQ National Market, the Fair Market Value) of the Common Stock for the 20 preceding trading days shall be at least 200% of the Exercise Price of the Warrants to be repurchased. On and after the date the indebtedness evidenced by the Debentures has been paid in full, the Company may upon 10 Business Days prior notice repurchase all or less than all of the then outstanding Warrants at a price equal to the aggregate Exercise Price of the shares issuable upon exercise of such Warrants, provided that on the date notice is given the Common Stock issuable upon exercise of the Warrants shall be subject to an effective registration statement under the Securities Act of 1933. Provided further, that in either case, the holder of Warrants may during the ten Business Days following the date of notice, give notice of exercise of the Warrants called for repurchase, in which event the Company's right to repurchase the Warrants shall be suspended for the period provided for closing of the purchase of Common Stock issuable upon exercise of the Warrants. 1.4 Commitment; Closing Dates. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, (i) the Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, the Initial Debentures in the aggregate principal amount of Three Million Dollars ($3,000,000.00) at a purchase price equal to 100% of the principal amount thereof, at the First Closing, and (ii) at the Company's option, the Company may issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, the Additional Debentures in the aggregate principal amount of Two Million Dollars ($2,000,000.00) at a purchase price equal to 100% of the principal amount thereof, at the Second Closing. Delivery of the Initial Debenture (the "First Closing") shall be made at the offices of Tandem Capital, Inc., Nashville, Tennessee, against payment therefor by federal funds wire transfer in immediately available funds and to the accounts and in the amounts set forth in the Company's wire instructions in the form of Exhibit B hereto, at 10:00 A.M., Nashville time, on _______________ ____, 1998, or such later date as the Company and Purchaser shall agree (the "First Closing Date"). If the Company exercises its option to issue the Additional Debentures, delivery of the Additional
Debentures (the "Second Closing") shall be made at the offices of Tandem Capital, Inc., Nashville, Tennessee, against payment therefor by federal funds wire transfer in immediately available funds and to the accounts and in the amounts set forth in the Company's wire instructions in the form of Exhibit B hereto, at 10:00 A.M., Nashville time, not later than five Business Days after the release of the Company's audited financial statements for its fiscal year ended January 2, 1999, or such later date as the Company and Purchaser shall agree (the "Second Closing Date"). Provided, that (i) Purchaser shall have no obligation whatsoever to purchase the Additional Debentures unless the Company's operating income determined in accordance with GAAP for its fiscal year ended January 2, 1999 shall be greater than $1,500,000.00, and (ii) Purchaser's obligation to purchase the Additional Debentures shall expire at 5:00 P.M., Nashville time, on the Second Closing Date. The Debentures delivered to Purchaser on the Closing Dates shall be delivered to Purchaser in the form of a single Debenture for the full amount of such purchase price (unless different denominations are specified by Purchaser), registered on the books of the Company in Purchaser's name or in the name of such nominee as Purchaser may specify and, with appropriate insertions, in the forms attached hereto as Exhibit A-1 and Exhibit A-2, all as Purchaser may specify at least 24 hours prior to the date fixed for delivery.

         1.5 Processing Fee. The Borrowers shall pay to Purchaser on or before the First Closing Date a processing fee in an amount equal to $100,000.00.

         2. Representations and Warranties of the Borrowers. Each of the Borrowers hereby represents and warrants to Purchaser as follows:

         2.1 Corporate Status.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement, the Debentures, the Registration Rights Agreement, and any other document executed and delivered by the Borrowers in connection herewith or therewith (collectively, the "Operative Documents"). The Company is qualified to do business and is in good standing in each state or other jurisdiction in which such qualification is necessary under applicable law, except where the failure to so qualify would not have a Material Adverse Effect. Each Co-Maker is duly organized, validly existing and in good standing under the laws of the state of its organization, and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under the Operative Documents. Each Co-Maker is qualified to do business and is in good standing in each state or other jurisdiction in which such qualification is necessary under applicable law, except where the failure to so qualify would not have a Material Adverse Effect .

         (b) Schedule 2.1(b) sets forth a complete list of each (i) Subsidiary, and (ii) corporation, partnership, joint venture, limited liability company or other business organization which is an Affiliate of the Company, in which any Borrower owns, directly or indirectly, any capital stock or other equity interest in excess of $1,000, which list shows the jurisdiction of incorporation or other organization and the percentage of stock or other equity interest of each such entity owned by the Company. Each such entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or other organization as indicated on Schedule 2.1(b), each has all requisite power and authority and holds all material licenses, permits and other required authorizations from government authorities necessary to own its properties and assets and to conduct its business as now being conducted, and each is qualified to do business and is in good standing in every jurisdiction in which such qualification is necessary under applicable law, except where the failure to so qualify would not have a Material Adverse Effect . Except as set forth on Schedule 2.1(b), all of the outstanding shares of capital stock, or other equity interest, of each such entity owned, directly or indirectly, by any Borrower have been validly issued, are fully paid and nonassessable, and are owned by the Borrower free and clear of all liens, charges, security interests, or encumbrances.

         2.2 Capitalization.

         (a) The authorized capital stock of the Company consists of (i) 2,000,000 shares of Preferred Stock, par value $.01 per share, none of which are issued and outstanding as of the date hereof, and (ii) 18,000,000 shares of Common Stock, $.01 par value, 4,415,764 of which were issued and outstanding as of June 1, 1998. All shares of Common Stock outstanding have been validly issued and are fully paid and nonassessable. Except as set forth on Schedule 2.2(a), there are no statutory or contractual preemptive rights, rights of first refusal, antidilution rights, or any similar rights held by any party with respect to the issuance of the Debentures.

         (b) The Company has not granted, or agreed to grant or issue, any options, warrants or rights to purchase or acquire from the Company any shares of capital stock of the Company, there are no securities outstanding or committed to be issued by the Company or any Subsidiary which are convertible into or exchangeable for any shares of capital stock or other securities of the Company, and there are no contracts, commitments, agreements, understandings, arrangements or restrictions as to which the Company is a party, or by which it is bound, relating to any shares of capital stock or other securities of the Company, whether or not outstanding except for (i) the Debentures and Warrants to be issued pursuant to this Agreement, and (ii) such options, warrants and other rights to acquire capital stock of the Company set forth on Schedule 2.2(b). Except as set forth on Schedule 2.2(b), all such shares have been duly reserved for issuance, have been duly and validly authorized, and upon issuance in accordance with the terms of the respective instruments and receipt of payment therefor, will be validly issued, fully paid, and nonassessable.

         (c) The Common Stock issuable upon exercise of the Warrants has been duly and validly reserved for issuance and, upon issuance in accordance with, and upon receipt of the consideration required under, the terms of this Agreement, the Debentures, and the Warrants, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions under applicable state and federal securities laws.

         2.3 Authorization. Except as set forth on Schedule 2.3, each of the Borrowers has full legal right, power and authority to enter into and perform its obligations under the Operative Documents without the consent or approval of any other person, firm, governmental agency, or other legal entity, and any required consents or approvals shall have been obtained prior to the First Closing. The execution and delivery of this Agreement, the issuance of the Debentures hereunder, the execution and delivery of each other document in connection herewith or therewith to which any Borrower is a party, and the performance by each Borrower of its obligations hereunder or thereunder, have been duly authorized by all necessary corporate action properly taken, have received all necessary governmental approvals, if any were required, and except as set forth on Schedule 2.3 do not and will not contravene or conflict with (i) the articles of incorporation or partnership or the bylaws or of any Borrower,
(ii) any material agreement to which any Borrower is a party or by which any of them or any of their properties is bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge, security interest, or encumbrance of any nature upon any of the property or assets of any Borrower pursuant to the terms of any such agreement or instrument, or (iii) violate any provision of law or any applicable judgment, ordinance, regulation or order of any court or governmental agency. The officer executing this Agreement, the Debentures, and any other document executed and delivered by any Borrower in connection herewith or therewith, is duly authorized to act on behalf of such Borrower.

         2.4 Validity and Binding Effect. Each of the Operative Documents is the legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with its terms, subject to such limitations on enforceability as may exist under equitable principles of law or the application of bankruptcy or insolvency laws.

         2.5 Contracts and Other Commitments. Other than as filed by the Company with the Securities and Exchange Commission ("SEC") as an exhibit pursuant to any of the SEC Reports (each such disclosed or filed agreement an "Applicable Contract"), none of the Borrowers is bound by any material loans, liens, pledges, security interests, agreements, indentures, or instruments defining the rights of security holders under any securities or other financings upon which any Borrower is obligated or by which any Borrower is bound.

         2.6 Litigation. There is no litigation, arbitration, claim, proceeding or investigation pending or threatened in writing to which any Borrower is a party or of which any of its respective properties or assets is the subject which, if determined adversely to the Borrower, would individually or in the aggregate have a Material Adverse Effect.

         2.7 Financial Statements. The consolidated financial statements of the Company for the fiscal years ended January 3, 1998 and December 28, 1996; and the unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the fiscal quarter ended April 4, 1998, and the related notes, copies of which the Company previously has delivered to Purchaser, fairly present the financial position, results of operations, cash flows and changes in stockholders' equity of the Company, at the respective dates of and for the periods to which they apply in such financial statements, and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the most recent audited consolidated financial statements). No financial statements of any other person(s) are required by GAAP to be included in the consolidated financial statements of the Company.

         2.8 SEC Reports. The Company's Common Stock is listed for trading on the NASDAQ National Market and has been duly registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed all reports, registrations, proxy or information statements, and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act and the Exchange Act (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with all rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.9 Absence of Changes. Except as set forth on Schedule 2.9, since January 3, 1998, (i) none of the Borrowers has incurred any liabilities or obligations, direct or contingent, or entered into any transactions, not in the ordinary course of business, that are material to the Company, (ii) none of the Borrowers has purchased any of its outstanding capital stock or declared, or paid any dividend or other distribution or payment in respect of its capital stock, (iii) there has not been any material change in the authorized or issued capital stock, long-term debt, or short-term debt of the Borrowers, and (iv) there has not been any material adverse change in or affecting the business, operations, properties, assets, or condition (financial or otherwise) of the Company.

         2.10 No Defaults. Except as set forth on Schedule 2.10 and except where a default or event of default does not constitute a Material Adverse Event, no default or event of default by any Borrower exists under this Agreement or any of the other Operative Documents, or under any Applicable Contract, or other material instrument or agreement to which any Borrower is a party or by which any Borrower or its respective properties are bound or, to the knowledge of the Borrowers, affected, and to the knowledge of the Borrowers no event has occurred and is continuing that with notice or the passage of time or both would constitute a default or event of default thereunder.

         2.11 Compliance With Law. The Borrowers are in compliance with all foreign, federal, state or local laws, regulations, decrees and orders directly applicable to them (including but not limited to the Foreign Corrupt Practices Act, occupational and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition), except to the extent that noncompliance, in the aggregate, does not constitute a Material Adverse Event.

         2.12 Taxes. Except where failure to file would not constitute a Material Adverse Event, the Borrowers have filed or caused to be filed all federal, state and local income, excise and franchise tax returns for taxable years ending during calendar years 1995, 1996, 1997, and 1998 required to be filed (except for returns that have been appropriately extended), and have paid, or provided for the payment of, all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on them by any governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which amounts have been reserved in accordance with
GAAP), and the Borrowers do not know of any proposed assessment for additional taxes or any basis therefor. No tax liens have been filed against any of the Borrowers or any of their properties.

         2.13 Certain Transactions. Except as set forth in the SEC Reports and except as to indebtedness incurred in the ordinary course of business and approved by the Board of Directors of the Company, none of the Borrowers is indebted, directly or indirectly, to any of its officers or directors, or to their respective spouses or children, or to any of their affiliates, in excess of an aggregate amount of $60,000, and none of such officers or directors or any member of their immediate families or affiliates, is indebted to any of the Borrowers in excess of an aggregate amount of $60,000, or has any direct or indirect ownership interest in any firm or corporation with which any Borrower is affiliated or with which any Borrower has a business relationship, or any firm or corporation which competes with any Borrower. Except as set forth in the proxy statements or other SEC Reports, no officer or director of any Borrower or any member of their immediate families or affiliates is, directly or indirectly, interested in any contract with any Borrower that would require disclosure under
Item 404 of Regulation S-B. No Borrower is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation (except other Borrowers).

         2.14 Title to Property. Each Borrower has good and marketable title to all real and personal property owned by it, free and clear of all liens, security interests, pledges, encumbrances, claims and restrictions of every kind and nature whatsoever, except as disclosed on Schedule 2.14, and except for such liens, security interests, pledges, encumbrances, claims and restrictions which individually or in the aggregate are not material. Any real property and buildings held under lease by any Borrower are held under valid existing and enforceable leases, and to the best of the Borrowers' knowledge no default has occurred or is continuing thereunder which might result in any Material Adverse Effect.

         2.15 Intellectual Property.

         (a) Except as set forth in Schedule 2.15, or for items that individually or in the aggregate do not constitute a Material Adverse Event, to the Borrowers' knowledge, each of the Borrowers is the lawful owner or has a valid right to use the proprietary information used in its business free and clear of any claim, right, trademark, patent or copyright protection of any third party; provided, however, that this paragraph (a) shall not be deemed to include any representation regarding the absence of infringements or conflicts with the rights of others, which representation is made only in paragraph (c) hereof. As used herein, "proprietary information" includes without limitation
(i) any computer software and any documentation, inventions, and technical and nontechnical data related thereto, and (ii) other documentation, inventions and data related to patterns, plans, methods, techniques, drawings, finances, customer lists, suppliers, products, special pricing and cost information, designs, processes, procedures, formulas, research data owned or used by any Borrower or marketing studies conducted by any Borrower, which the Borrowers consider to be commercially important and competitively sensitive and which generally has not been disclosed to third parties other than customers in the ordinary course of business.

         (b) Except as set forth in Schedule 2.15, or for items that individually or in the aggregate do not constitute a Material Adverse Event, to the Borrowers' knowledge, each of the Borrowers has good and marketable title to or has a valid right to use all patents, trademarks, trade names, service marks, copyrights or other intangible property rights, and registrations or applications for registration thereof, owned by the Company or any Subsidiary or used or required by such Borrower in the operation of its business as presently being conducted; provided, however, that this paragraph (b) shall not be deemed to include any representation regarding the absence of infringements or conflicts with the rights of others, which representation is made only in paragraph (c) hereof.

         (c) Except as disclosed on Schedule 2.15, none of the Borrowers has any knowledge of any infringements or conflicts by any Borrower with asserted rights of others with respect to copyrights, patents, trademarks, service marks, trade names, trade secrets or other intangible property rights or know-how, which constitute a Material Adverse Event. To the Borrowers' knowledge, except for items that individually or in the aggregate do not constitute a Material Adverse Event, no products or processes of the Borrowers infringe or conflict with any rights of patent or copyright, or any discovery, invention, product or process, that is the subject of a patent or copyright application or registration known to any Borrower. Except for items that individually or in the aggregate do not constitute a Material Adverse Event, each Borrower follows such procedures as are necessary or appropriate to provide reasonable protection of the Borrowers' trade secrets and proprietary rights in intellectual property of all kinds. To the knowledge of the Borrowers, no person employed by or affiliated with the Company or any Co-Maker has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the knowledge of the Borrowers, no person employed by or affiliated with any Borrower has violated any confidential relationship that such person may have had with any third person, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Borrowers, except for items that individually or in the aggregate do not constitute a Material Adverse Event.

         2.16 Environmental Matters. Each Borrower has duly complied in all material respects with, and its business, operations, assets, equipment, property, leaseholds or other facilities are in compliance in all material respects with, the provisions of all federal, state and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, except to the extent that the violation thereof does not constitute a Material Adverse Event. Each Borrower has been issued and will maintain all required material federal, state and local permits, licenses, certificates and approvals relating to (i) air emissions; (ii) discharges to surface water or groundwater; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (which shall include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (vi) other environmental, health or safety matters, except to the extent that the violation thereof does not constitute a Material Adverse Event. No Borrower has received notice of, and no Borrower knows of, a material violation of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. Except in accordance with a valid governmental permit, license, certificate or approval, there has been no emission, spill, release or discharge into or upon (i) the air; (ii) soils, or any improvements located thereon; (iii) surface water or groundwater; or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or wastes at or from the premises of any Borrower, except to the extent that the violation thereof does not constitute a Material Adverse Event. To the best of its knowledge, none of the Borrowers has any material indebtedness, obligation or liability (absolute or contingent, matured or not matured), with respect to the storage, treatment, cleanup or disposal of any solid wastes, hazardous wastes or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law or statute regarding such storage, treatment, cleanup or disposal).

         2.17 Accounting Matters. The Borrowers maintain a system of internal accounting controls sufficient to provide reasonable assurance that in all material respects (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the assets of the Borrowers; (iii) access to the assets of each Borrower is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets of the Borrowers is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         2.18 Distributions to Company. Except for limitations under applicable law and under the Senior Credit Agreement, none of the other Borrowers are currently prohibited, directly or indirectly, from paying any dividends or making any other distributions to the Company or to any other Borrower, from repaying to the Company or to any other Borrower any loans or advances to such Borrower, or from transferring any of such Borrower's property or assets to the Company or to any other Borrower.

         2.19 Prior Sales. All offers and sales of the Company's capital stock prior to the date hereof were at all relevant times (i) exempt from the registration requirements of the Securities Act or were duly registered under the Securities Act, and (ii) were duly registered or were the subject of an available exemption from the registration requirements of all applicable state securities or Blue Sky laws.

         2.20 Regulatory Compliance. The conduct of the business and the ownership of the assets of the Borrowers is not dependent on any license, permit, approval, waiver or other authorization of any federal, state or local governmental or regulatory body which the Borrowers have not obtained, except to the extent that the absence thereof does not constitute a Material Adverse Event. All material licenses, permits and authorizations held by the Borrowers are in full force and effect.

         2.21 Margin Regulations. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds received pursuant to this Agreement will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the Exchange Act.

         2.22 1940 Act Compliance. Each Borrower is an "eligible portfolio company" as such term is defined in Section 2(a)(46) of the Investment Company Act of 1940, as amended, and the issuance and sale by the Borrowers of the Debentures does not constitute a "public offering" as such term is used in
Section 55(a)(1) thereof.

         2.23 Limited Offering. Subject in part to the truth and accuracy of Purchaser's representations set forth in this Agreement, the offer, sale and issuance of the Debentures is exempt from the registration requirements of the Securities Act, and no Borrower nor any authorized agent acting on behalf of any Borrower has taken or will take any action hereafter that would cause the loss of such exemption.

         2.24 Registration Obligations. Except as described in Schedule 2.24, and except with respect to any registration statement on Form S-8 to be filed in connection with the Company's stock option plan, the Company is not under any obligation to register under the Securities Act or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that are proposed to be subsequently issued.

         2.25 Insurance. Each of the Borrowers has maintained insurance coverage with respect to their respective properties and business in such forms and amounts and against such risks, casualties and contingencies as are customary for companies of comparable size and condition (financial and otherwise) engaged in the same or a similar business and owning and operating similar properties.

         2.26 Governmental Consents. No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Borrowers in connection with the their valid execution, delivery, or performance of this Agreement, except such filings as have been made prior to the Closing, and except notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

         2.27 Employees . To the best of the Borrowers' knowledge, there is no strike, labor dispute or union organization activity pending or threatened between any Borrower and its employees. None of the Borrowers' employees belongs to any union or collective bargaining unit. Each Borrower has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the best of the Borrowers' knowledge, no employee of any Borrower is in violation of any material judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with such Borrower or any other party because of the nature of the business conducted or presently proposed to be conducted by the Borrowers or to the use by the employee of his best efforts with respect to such business. Other than as set forth on Schedule 2.27, no Borrower is a party to or bound by any material employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, or retirement agreement. To the best of the Borrowers' knowledge, no officer or key employee, or any group of key employees, intends to terminate employment with any Borrower, nor does any Borrower have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, to applicable state law, and to existing employment contracts set forth on Schedule 2.27, the employment of each officer and employee of the Borrowers is terminable at will. 2.28 ERISA . Each Borrower is in compliance in all material respects with all applicable provisions of Title IV of the Employee Retirement Income Security Act of 1974, Pub. L. No. 93-406, September 2, 1974, 88 Stat. 829, 29 U.S.C.A. SS 1001 et seq. (1975), as amended from time to time ("ERISA"). Neither a reportable event nor a prohibited transaction (as defined in ERISA) has occurred and is continuing with respect to any "pension plan" maintained by any Borrower (as such term is defined in ERISA, a "Plan"); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation (together with any entity succeeding to or all of its functions, the 'PBGC") to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; no Borrower nor any commonly controlled entity (as defined in ERISA) has completely or partially withdrawn from a multiemployer plan (as defined in ERISA). Each Borrower and each commonly controlled entity has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan property exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any commonly controlled entity to the PBGC or the Plan under Title IV or ERISA; and no Borrower has incurred any liability to the PBGC under ERISA.

         2.29 Fees/Commissions . Except as set forth on Schedule 2.29, no Borrower has agreed to pay any finder's fee, commission, origination fee or other fee or charge to any person or entity with respect to or as a result of the consummation of the transactions contemplated hereunder, except for (i) the processing fee due to Purchaser under Section 1.5, and (ii) reimbursement of Purchaser's expenses under Section 12.1.

         2.30 Survival. The representations and warranties of the Borrowers contained in this Agreement are made as of the date hereof and shall survive until this Agreement terminates in accordance with Section 12.5 hereof.

         3. Representations and Warranties of Purchaser. The Purchaser hereby represents to the Borrowers as follows:

         3.1 Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and any other document executed or delivered by Purchaser in connection herewith.

         3.2 Authorization. Purchaser has full legal right, power and authority to enter into and perform its obligations under this Agreement and any other document executed and delivered by Purchaser in connection herewith, without the consent or approval of any other person, firm, governmental agency or other legal entity. The execution and delivery of this Agreement and any other document executed and delivered by Purchaser in connection herewith, and the performance by Purchaser of its obligations hereunder and/or thereunder are within the corporate powers of Purchaser, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with (i) the Charter or Bylaws of Purchaser, (ii) any material agreement to which Purchaser is a party or by which it or any of its properties is bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature upon any of the property or assets of Purchaser pursuant to the terms of any such agreement or instrument, or (iii) violate any provision of law or any applicable judgment, ordinance, regulation or order of any court or governmental agency. The officer(s) executing this Agreement and any other document executed and delivered by Purchaser in connection herewith, is duly authorized to act on behalf of Purchaser. 3.3 Validity and Binding Effect . This Agreement and any other document executed and delivered by Purchaser in connection herewith have been authorized by all requisite corporate action, and are the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, subject to such limitations on enforceability as may exist under equitable principles of law or the application of bankruptcy or insolvency laws.

         3.4 Accredited Investor, Investment Intent . Purchaser is a registered investment company under the Investment Company Act and as such is an "accredited investor" under Rule 501(a) under the Securities Act. Purchaser is acquiring the Debentures for its own account, for investment, and not with a view to the distribution or resale thereof, in whole or in part, in violation of the Securities Act or any applicable state securities law, and Purchaser has no present intention of selling, negotiating or otherwise disposing of the Debentures; it being understood that Purchaser intends to transfer and assign the Debentures and all Purchaser's rights and obligations under this Agreement to one or more wholly-owned Subsidiaries of Purchaser. Purchaser has relied solely upon an independent investigation made by it and its representatives, if any, and has, prior to the date hereof, been given access to and the opportunity to examine all books and records of the Company, and all material contracts and documents of the Company. In making its investment decision to purchase the Debentures, Purchaser is not relying on any oral or written representations or assurances from the Company or any other person or any representation of the Company or any other person other than as set forth in this Agreement, or on any information other than that contained in the Company's SEC Reports. Purchaser has such experience in business and financial matters that it is capable of evaluating the risk of its investment and determining the suitability of its investment.

         3.5 Survival . The representations and warranties of the Purchaser contained in this Agreement shall survive until this Agreement terminates in accordance with Section 12.5 hereof.

         4. Conditions Precedent to the Obligations of Purchaser. The obligation of Purchaser to purchase and pay for the Debentures on the Closing Dates shall be subject to the satisfaction, on or before the Closing Dates, of each of the conditions set forth below. These conditions are for Purchaser's sole benefit and may be waived by Purchaser at any time in its sole discretion.

         4.1 Representations and Warranties . The representations and warranties of the Borrowers contained in this Agreement and in any Schedule hereto or any document or instrument delivered to Purchaser or its representatives hereunder, shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Dates as if made on such date, except to the extent such representations and warranties expressly relate to a specific date. Each of the Borrowers shall have duly performed all of the covenants and agreements to be performed by it hereunder on or prior to the Closing Dates.

         4.2 Officer's Certificate . The Borrowers shall have delivered to Purchaser a certificate, dated the respective Closing Date, signed by the President of the Company, substantially in the form attached hereto as Exhibit C.

         4.3 Satisfactory Proceedings and Secretary's Certificate . All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to Purchaser and Purchaser's counsel, and the Borrowers shall have delivered to Purchaser a certificate, dated the respective Closing Date, signed by the Secretary of the Company, substantially in the form attached hereto as Exhibit D.

         4.4 Legal Opinion . Purchaser shall have received the opinion of counsel for the Borrowers, dated the respective Closing Date, addressed to Purchaser, in form and substance satisfactory to Purchaser's counsel, and covering the matters set forth in Exhibit E hereto.

         4.5 Authorization Agreement . The Borrowers shall have delivered to Purchaser an Authorization Agreement for Pre-Authorized Payments (Debit), dated the respective Closing Date, executed by a duly authorized officer, in the form attached hereto as Exhibit F.

         4.6 Existence and Authority . The Borrowers shall have delivered to Purchaser the following certificates of public officials, in each case as of a date within ten days of the Closing Date:

         (a) the certificate or articles of incorporation of the Company and each of the Subsidiaries, certified by the Secretary of State or other appropriate official in the jurisdiction by which each such entity is incorporated; and

         (b) a certificate as to the legal existence and good standing of the Company and each of the Subsidiaries issued by the Secretary of State or other appropriate official of the jurisdiction by which each such entity is incorporated.

         4.7 Delivery of Operative Documents -- First Closing . The Borrowers shall have delivered to Purchaser the following documents, executed by the Borrowers and dated the First Closing Date:

         (a) the Initial Debenture;

         (b) the Initial Warrant;

         (c) the Security Agreement in the form of Exhibit G, executed by the each of the Borrowers;

         (d) the Financing Statements; (e) Warrant Valuation Letter in the form of Exhibit H;

         (f) Closing Statement in the form of Exhibit I; and

         (g) Registration Rights Agreement between the Company and the Purchaser in the form of Exhibit J.

         4.8 Delivery of Operative Documents -- Second Closing. The Borrowers shall have delivered to Purchaser the following documents, executed by the Company and dated the Second Closing Date:

         (a) the Additional Debenture;

         (b) the Additional Warrant;

         (c) a Security Agreement in the form of Exhibit G, executed by each of the Borrowers;

         (d) the Financing Statements;

         (e) Warrant Valuation Letter in the form of Exhibit H;

         (f) Closing Statement in the form of Exhibit I; and

         (g) Registration Rights Agreement between the Company and the Purchaser in the form of Exhibit J.

         4.9 Required Consents . Any consents or approvals required to be obtained from any third party, including any holder of indebtedness or any outstanding security of the Company, and any amendments of agreements which shall be necessary to permit the consummation of the transactions contemplated hereby on the respective Closing Date, shall have been obtained and all such consents or amendments shall be satisfactory in form and substance to Purchaser and Purchaser's counsel.

         4.10 Waiver of Conditions . If on the respective Closing Date the Borrowers fail to tender to Purchaser the Debentures to be issued to Purchaser, or if the conditions specified in this Section 4 have not been fulfilled, Purchaser may thereupon elect to be relieved of all further obligations under this Agreement and shall (i) be paid the processing fee provided by Section 1.5, and (ii) be paid the expense allowance provided by Section 12.1, which processing fee and expense reimbursement shall be treated as liquidated damages and as Purchaser's sole remedy if on the respective Closing Date the Borrowers fail to tender to Purchaser the Debentures or if the conditions specified in this Section 4 have not been fulfilled. Without limiting the foregoing, if the conditions specified in this Section 4 have not been fulfilled, Purchaser may waive compliance by the Borrowers with any such condition to such extent as Purchaser, in Purchaser's sole discretion, may determine. Nothing in this
Section 4.10 shall operate to relieve any Borrower of any of its obligations hereunder, or to waive any of Purchaser's rights against the Borrowers.

         5. Covenants of the Borrowers. From and after the Closing Dates and continuing so long as any amount remains unpaid on any of the Debentures,

         5.1 Use of Proceeds . The Borrowers shall use the proceeds of the Debentures for general corporate purposes, including acquisitions, working capital and debt repayment.

         5.2 Corporate Existence, Etc . Each Borrower shall preserve and keep in force and effect its corporate existence and good standing in the state of its organization, its qualification and good standing in each jurisdiction where such qualification is required by applicable law except where the failure to so qualify would not have a Material Adverse Effect, and all licenses and permits necessary to the proper conduct of its business.

         5.3 Maintenance of Properties, Etc. Each Borrower will maintain, preserve and keep its properties and assets which are used or useful in the conduct of its business (whether owned in fee or pursuant to a leasehold interest) in good repair and working order, excepting normal wear and tear, and from time to time will make all necessary repairs, replacements, renewals and additions required to maintain the efficiency thereof.

         5.4 Nature of Business . None of the Borrowers will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company would be substantially changed from the general nature of the business engaged in by the Company on the date of this Agreement.

         5.5 Insurance . Each Borrower will maintain insurance coverage with respect to their respective properties and business in such forms and amounts and against such risks, casualties and contingencies as are customary for corporations of comparable size and condition (financial and otherwise) engaged in the same or a similar business and owning and operating similar properties.

         5.6 Taxes, Claims for Labor and Materials. The Borrowers will promptly pay and discharge (i) all lawful taxes, assessments and governmental charges or levies imposed upon the respective property or business of the Borrowers, (ii) all trade accounts payable in accordance with usual and customary business terms, and (iii) all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of a Borrower; provided, the Borrowers shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of any Borrower or any material interference with the use thereof by any Borrower, and (ii) each of the Borrowers shall set aside on its books, reserves deemed by it to be adequate with respect thereto, and (iii) failure to pay such item individually or in the aggregate would not constitute a Material Adverse Event.

         5.7 Compliance with Laws, Agreements, Etc . Except where failure to do so does not and would not constitute a Material Adverse Event, each Borrower shall maintain its business operations and property owned or used in connection therewith in compliance with (i) all applicable federal, state and local laws, regulations and ordinances, and such laws, regulations and ordinances of foreign jurisdictions, governing such business operations and the use and ownership of such property, and (ii) all agreements, licenses, franchises, indentures and mortgages to which the it is a party or by which it or any of its properties is bound.

         5.8 ERISA Matters . If any Borrower has in effect, or hereafter institutes, a pension plan that is subject to the requirements of Title IV of ERISA (a "Plan"), then the following covenants shall be applicable during such period as any such Plan shall be in effect: (i) throughout the existence of the Plan, the Borrower's contributions under the Plan will meet the minimum funding standards required by ERISA and the Borrower will not institute a distress termination of the Plan; and (ii) the Borrower will send to Purchaser a copy of any notice of a reportable event (as defined in ERISA) required by ERISA to be filed with the Labor Department or the PBGC, at the time that such notice is so filed.

         5.9 Books and Records: Rights of Inspection . Each Borrower will keep proper books of record and account in which entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP consistently maintained. Each Borrower shall permit a representative of Purchaser to visit any of its properties and inspect its books and financial records, and will discuss its accounts, affairs and finances with a representative of Purchaser, during normal business hours, at all such times as Purchaser may reasonably request, and subject to Purchaser's execution of a confidentiality agreement in form and substance reasonably acceptable to Purchaser.

         5.10 Reports . The Borrowers will furnish to Purchaser the following information, which information shall be subject to confidential treatment by
Purchaser:

         (a) Monthly Statements. Within 30 days after the end of each month, beginning the month of June, 1998, monthly internal financial reports consisting of an unaudited consolidated balance sheet and an unaudited statement of operations for the one-month period then ended; (b) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

         (i) consolidated balance sheets of the Company as of the close of the fiscal period then ended, setting forth in comparative form the consolidated figures at the end of the preceding fiscal year,

         (ii) consolidated statements of income of the Company for the fiscal period then ended, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, and (iii) consolidated statements of cash flows of the Company for the portion of the fiscal year ending with such fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and accompanied by a certificate of an authorized financial officer of the Company that such financial statements fairly present the financial condition and results of operations and cash flows of the Company at and for the periods presented, subject to normal year-end adjustment; provided, that delivery of the Company's quarterly report on Form 10-Q or Form 10-QSB as filed with the SEC shall be deemed satisfaction of the obligations imposed by this Section 5.10(b);

         (c) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, copies of:

         (i) consolidated balance sheets of the Company as of the close of such fiscal year, and

         (ii) consolidated statements of income and consolidated statements of changes in stockholders' equity and cash flows of the Company for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by an unqualified report thereon of a firm of independent public accountants of recognized national standing; provided, that delivery of the Company's annual report on Form 10-K or Form 10-KSB as filed with the SEC shall be deemed satisfaction of the obligations imposed by this Section 5.10(c);

         (d) Special Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of any Borrower;

         (e) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each periodic or current report, and any registration statement or prospectus filed by the Company with any securities exchange or the SEC or any successor agency, and copies of any orders in any proceedings to which any Borrower is a party, issued by any governmental agency, federal or state, having jurisdiction over the Borrower. Each Borrower specifically covenants to use reasonable commercial efforts to timely file each such item required to be filed with the SEC and each state requiring securities laws filings; and

         (f) Requested Information. With reasonable promptness, such financial data and other information relating to the business of the Borrowers as Purchaser may from time to time reasonably request, subject to Purchaser's duty of confidentiality.

         5.11 Limitations on Debt and Obligations. Except as to

         (i) Indebtedness existing on the date hereof and reflected on (a) the Company's unaudited balance sheet as of April 4, 1998, and (b) Schedule 5.11, as the same Indebtedness may be extended or renewed or increased in accordance with the last sentence of this Section 5.11 but not otherwise;

         (ii) the Indebtedness incurred pursuant to the Debentures;

         (iii) accounts payable and other trade payables incurred in the ordinary course of business;

         (iv) purchase money indebtedness incurred in the purchase of equipment and other property used by the Borrowers in the ordinary course of business, such purchase money indebtedness not to exceed an aggregate additional amount of principal and accrued interest thereon of $1,000,000 at any time outstanding;

         (v) obligations of any Borrower pursuant to capitalized leases;

         (vi) Indebtedness that refinances secured Indebtedness under clause (i) above, provided that the collateral for such new Indebtedness is the same type of collateral for the refinanced secured Indebtedness and the aggregate principal amount of such Indebtedness does not exceed the maximum principal amount outstanding and/or committed under the refinanced Indebtedness plus interest accrued to the date of refinancing; and

         (vii) Indebtedness incurred in connection with the acquisition of a business (including the assets of a business), provided such Indebtedness is secured solely by the assets of the business so acquired, and is otherwise nonrecourse to each of the Borrowers;

the Company shall not, on a consolidated basis, incur additional indebtedness which is senior to or pari passu with the Debentures without the prior written consent of Purchaser. Notwithstanding the foregoing, the aggregate principal amount of the Indebtedness of the Borrowers under the Amended and Restated Loan and Security Agreement dated as of January 27, 1998, between the Borrowers and the Senior Lender (the "Senior Credit Agreement"), may be increased to an amount not to exceed, at the time of any determination thereof, the sum of (i) the greater of (A) $15,000,000, or (B) 85% of the Inventory (as defined in the Senior Credit Agreement) of the Borrowers as reflected in the most recent borrowing base certificate delivered by the Borrowers to the Senior Lender, plus
(ii) $1,000,000.

         5.12 Guaranties . Without the prior written consent of Purchaser, no Borrower will become or be liable in respect of any Guaranty except Guaranties by the Borrowers which are limited in maximum financial exposure to the amounts set forth in, and are incurred in compliance with, the provisions of Section
5.11 of this Agreement.

         5.13 Limitation on Liens . Without the prior written consent of Purchaser, no Borrower will create or incur, or suffer to be incurred or to exist, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (collectively, "Liens") on its property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its general creditors, or acquire or agree to acquire any property or assets upon conditional sales agreement or other title retention devices, except those Liens which exist as of the date hereof as set forth on
Schedule 2.14, Liens securing the Senior Debt, Liens on accounts receivable and/or inventory of the Company permitted by Section 5.11, Liens securing Indebtedness permitted by Section 5.11(vi), and except:

         (a) purchase money liens on and security interests in equipment hereafter acquired securing Indebtedness permitted by Section 5.11(iv) of this Agreement, provided that such liens and security interests attach only to the equipment so acquired and do not encumber any other property of any Borrower;

         (b) liens for taxes (excluding federal and state income taxes) not yet payable or being contested in good faith by appropriate proceedings and for which reserves determined in accordance with GAAP have been provided on the books of the Borrowers;

         (c) mechanics', materialmen's, warehousemen's, landlords', carriers' or other like liens arising in the ordinary course of business, arising with respect to obligations which are not overdue for a period longer than 90 days or which are being contested in good faith by appropriate proceedings and for which reserves determined in accordance with GAAP have been provided on the books of the Borrowers;

         (d) deposits or pledges to secure the performance of bids, tenders, contracts, leases, public or statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of a like general nature or given in the ordinary course of business by a Borrower;

         (e) other encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property or minor irregularities in the title thereto, which do not arise in connection with the borrowing of, or any obligation for the payment of, money and which, in the aggregate, do not materially detract from the value of the premises or the business, properties or assets of any Borrower; and

         (f) liens securing term debt financing provided to the Company by Eco Leasing Corp., and secured by part or all of the Borrowers' equipment.

         5.14 Restricted Payments . Except as set forth on Schedule 5.14, no Borrower shall, without the prior written consent of Purchaser and except as hereinafter provided:

         (a) declare or pay any  dividends,  either in cash or property,  on any
shares  of  its  capital  stock  of  any  class,   except   dividends  or  other
distributions payable solely in shares of Common Stock of the Company; or

         (b) directly or indirectly, or through any Affiliate, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net proceeds to the Borrower from the substantially concurrent issue or sale of other shares of capital stock or warrants, rights or options to purchase or acquire any shares of its capital stock); or

         (c) make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock, provided, that distributions from any Borrower to another Borrower, shall be permitted; or

         (d) make any payment or distribution, either directly or indirectly or through any Affiliate, with respect to any indebtedness of a Borrower, to any Affiliate of the Borrower.

         5.15 Investments . The Borrowers will not make any Investments outside the ordinary course of business, without the prior written consent of Purchaser, except:

         (a) Investments in direct obligations of the United States of America, or any agency or instrumentality of the United States of America, the payment or guaranty of which constitutes a full faith and credit obligation of the United States of America, in either case maturing in twelve months or less from the date of acquisition thereof;

         (b) Investments in certificates of deposit maturing within one year from the date of origin, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by Company or a Subsidiary, rated AA or better by Standard & Poor's Corporation or AA or better by Moody's Investors Service, Inc.;

         (c) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is accorded the highest rating by Standard & Poor's Corporation, Moody's Investors Service, Inc. or another nationally recognized credit rating agency of similar standing;

         (d) Loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Borrowers;

         (e) receivables arising from the sale of goods and services in the ordinary course of business;

         (f) acquisitions, mergers, and consolidations permissible under Section 5.16(a)(ii); and

         (g) money market mutual funds of the quality offered by Fidelity, T. Rowe Price, or similar organizations.

         5.16 Mergers, Consolidations and Sales of Assets .

         (a) Without the prior written  consent of Purchaser,  no Borrower shall
(i) consolidate with or be a party to a merger or share exchange with any other corporation, or (ii) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this Section 5.16) of its assets; provided, however, that:

         (i) any Borrower may merge or consolidate with or into the Company or any wholly-owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation; and

         (ii) the Company may consolidate or merge with any other corporation, or acquire all or a substantial portion of the assets or stock of any other entity, provided that such corporation or entity is engaged primarily in the Company's general line of business on a consolidated basis as conducted on the date hereof, and further provided that (A) Company shall be the surviving or continuing corporation, (B) at the time of such consolidation or merger or acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (C) such consolidation or merger or acquisition shall be deemed in the good faith estimate of the Board of Directors to be a consolidation or merger or acquisition that will be accretive to earnings per share not later than the second fiscal year following the consolidation or merger, and (D) such consolidation or merger or acquisition shall be approved unanimously by the Company's Board of Directors; and

         (iii) any Borrower may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any other Wholly-owned Subsidiary.

         (b) Without the prior written consent of Purchaser, no Borrower other than the Company shall issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 5.16, any warrants, rights or options to purchase or otherwise acquire stock or other securities exchangeable for or convertible into stock) of such Borrower to any person other than the Company or a Wholly-owned Subsidiary, except for the purpose of qualifying directors.

         (c) Without the prior written consent of Purchaser, the Company will not sell, transfer or otherwise dispose of any shares of stock in any Subsidiary (except to qualify directors) or any indebtedness of any Subsidiary, and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Subsidiary) any shares of stock or any indebtedness of any other Subsidiary, unless all of the following conditions are met:

         (i) simultaneously with such sale, transfer or disposition, all shares of stock and all indebtedness of such Subsidiary at the time owned by the Company and by every other Subsidiary shall be sold, transferred or disposed of as an entirety;

         (ii) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the retention of such stock and indebtedness is no longer in the best interests of the Company;

         (iii) such stock and Indebtedness is sold, transferred or otherwise disposed of to a person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

         (iv) the Subsidiary being disposed of shall not have any continuing investment in the Company or any other Subsidiary not being simultaneously disposed of; and

         (v) such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Company and its Subsidiaries taken as a whole.

Provided, that, notwithstanding this Section 5.16(c), without the prior written consent of Purchaser, no Borrower shall sell, transfer, or otherwise dispose of any shares of stock or other equity interest of any other Borrower, or any indebtedness of any other Borrower, except sales, transfers, or other dispositions between Borrowers.

         (d) As used in this Agreement, a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Subsidiaries only if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries (other than in the ordinary course of business and other than expressly permitted by this Section 5.16) during the twelve month period ending on the date of such sale, lease or other disposition, exceeds 25 percent of the consolidated net tangible assets of the Company and its Subsidiaries determined as of the end of the immediately preceding fiscal year.

         5.17 Transactions with Affiliates . Except as set forth on Schedule 5.17, without the prior written consent of Purchaser, the Borrowers shall not enter into or be a party to any transaction or arrangement with any officer, director or Affiliate (including, without limitation, the purchase from, sale to, or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Borrowers' business and upon fair and reasonable terms no less favorable to the Borrowers than could be obtained in an arm's-length transaction with a person other than an Affiliate, in each case as determined in good faith by a majority of the disinterested directors of the Company.

         5.18 Notice . The Borrowers shall promptly upon the discovery thereof give written notice to Purchaser of (i) the occurrence of any Default or Event of Default under this Agreement, (ii) the occurrence of any default or event of default under any other material agreement providing for Indebtedness of any Borrower or under any material capitalized lease obligation, (iii) any material actions, suits or proceedings instituted by any person against any Borrower or affecting any of their assets, or (iv) any investigation initiated by, or any dispute between and any governmental regulatory body, on the one hand, and any Borrower, on the other hand, which dispute might materially interfere with the normal operations of the Borrowers; provided, however, that Purchaser shall not disclose any such information provided in (iii) or (iv) above to any third party other than Purchaser's counsel and except to the extent required by law or otherwise authorized by the Company.

         5.19 Board of Directors Observer Rights. For so long as the Purchaser or any Affiliate of Purchaser owns Debentures representing at least 25% of the original principal amount of the Debentures, the Company shall invite one representative of Purchaser to attend, at the Company's expense, all meetings of the Company's Board of Directors and all committees of the Company's Board of Directors in a nonvoting observer capacity and, in this respect, shall provide such representative copies of all notices and meeting agenda in advance of such meetings and shall permit such representative to review all documents and other materials provided to directors at such meetings. The Company shall also provide Purchaser, in advance, with copies of all actions proposed to be taken by the Board of Directors in lieu of meeting. Purchaser shall execute a confidentiality and nondisclosure agreement with respect to any information obtained by or provided to Purchaser's representative.

         5.20 Annual Plan. The Board of Directors shall adopt no later than the thirtieth day of each fiscal year, a financial plan for the Company, which shall include at least a projection of income and expenses (including capital expenditures) and a projected cash flows statement for each fiscal period in such fiscal year, and a projected balance sheet as of the end of each month in such fiscal year (the "Annual Plan"). The Annual Plan may only be amended or revised, in any material manner, with the approval of the Board of Directors.

         5.21 Further Assurances. The Borrowers will take and cause to be taken all actions reasonably requested by Purchaser to effect the transactions contemplated by this Agreement and the other Operative Documents. 6. Subordination of Debentures.

         6.1 Subordination. The indebtedness evidenced by the Debentures, including principal and interest, shall be subordinate and junior to the prior payment of the indebtedness of the Borrowers to the Senior Lender as provided by the Subordination Agreement, but otherwise the indebtedness evidenced by the Debentures shall not be subordinate and junior to the prior payment of any other indebtedness of the Borrowers for borrowed money. The indebtedness evidenced by the Debentures shall be senior in right of payment to all other Indebtedness of the Borrowers incurred or issued after the Closing Date which is expressly stated to be subordinate or junior in any respect to other Indebtedness of the Borrowers.

         6.2 Subrogation. Upon the prior payment in full of all Senior Debt, the Purchaser shall be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of assets of the Borrowers applicable to the Senior Debt until all amounts owing on the Debentures shall be paid in full, and for the purpose of such subrogation, no payments or distributions to the Purchaser otherwise payable or distributable to the holders of Senior Debt shall, as between the Borrowers, its creditors, other than the holders of Senior Debt, and Purchaser, be deemed to be payment by the Borrowers to or on account of the Debentures, it being understood that the provisions of this Section 6 are and are intended solely for the purpose of defining the relative rights of Purchaser, on the one hand, and the holders of the Senior Debt, on the other hand.

         6.3  Borrowers'  Obligations  Not Impaired.  Nothing  contained in this
Section 6 or in the Debentures is intended to or shall impair, as between the Borrowers and Purchaser, the obligation of each Borrower, which is absolute and unconditional, joint and several, to pay the Purchaser the principal of and interest on the Debentures as and when the same shall become due and payable in accordance with the terms of the Debentures, or is intended to or shall affect the relative rights of the Purchaser other than with respect to the holders of the Senior Debt, nor, except as expressly provided in this Section 6, shall anything herein or therein prevent the Purchaser from exercising all remedies otherwise permitted by applicable law upon the occurrence of an Event of Default under this Agreement or under the Debentures.

         7. [Reserved].

         8. Restrictions on Transfer; Registration Rights.

         8.1 Legends; Restrictions on Transfer. Neither the Debentures, nor the Warrants, nor the shares of Common Stock issuable upon exercise of Warrants have been registered under the Securities Act or any state securities laws. Each Debenture and Warrant issued pursuant to this Agreement and each stock certificate issued upon exercise of Warrants shall bear a legend in substantially the following form:

                  THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE TRANSFERRED WITHOUT SUCH REGISTRATION OR EXEMPTION THEREFROM.

         8.2 Registration Rights. The Purchaser shall be entitled to register Common Stock issuable upon exercise of Warrants as provided in the Registration Rights Agreement in the form of Exhibit J.

         9. Events of Default; Remedies.

         9.1 Events of Default . The occurrence of any one of the following shall constitute an "Event of Default" under this Agreement:

         (a) Default shall occur in the payment of interest on any Debenture when the same shall have become due, provided, that any such default shall be curable within two Business Days if the failure to make such payment when due was caused by a financial institution's error in effecting an automatic debit transaction against an account containing sufficient funds; or

         (b) Default shall occur in the making of any payment of the principal of any Debenture or the premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed by the Borrowers for prepayment, provided, that any such default shall be curable within two Business Days if the failure to make such payment when due was caused by a financial institution's error in effecting an automatic debit transaction against an account containing sufficient funds; or

         (c) Default shall be made in the payment of the principal of or interest on any Indebtedness (other than the Debentures) of any Borrower in excess of $1,000,000 and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

         (d) [Reserved]; or

         (e) Default shall occur in the observance or performance of any covenant or agreement contained in Sections 5.11 through 5.20 hereof which is not remedied within 30 days; or

         (f) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (i) the date on which either any Borrower first obtains knowledge of such default, and (ii) the date on which written notice thereof is given to the Borrowers by the holder of any Debenture; or

         (g) Any representation or warranty made by the Borrowers herein, or made by any Borrower in any statement or certificate furnished by such Borrower in connection with the consummation of the issuance and delivery of the Debentures or furnished by such Borrower pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof and would have a Material Adverse Effect, subject to the limitations on survival of Section 12.5; or

         (h) Final judgments for the payment of money in uninsured amounts aggregating in excess of $100,000, are outstanding against any Borrower or against any property or assets of such Borrower and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

         (i) Any Borrower becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or any Borrower applies for or consents to the appointment of a custodian, trustee, liquidator, or receiver or for the major part of its property; or

         (j) A custodian, trustee, liquidator, or receiver is appointed for any Borrower or for a substantial part of its property (as defined by Section 5.16(d)) and is not discharged within 60 days after such appointment; or

         (k) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against any Borrower, and are consented to or are not dismissed within 60 days after such institution.

         (l) James H. Levi shall resign or be terminated, other than for cause and other than as a result of death or disability, as President and Chief Executive Officer of the Company, and a successor acceptable to Purchaser shall not have been elected within 90 days after such resignation or termination; provided, that if no such successor is elected, an Event of Default shall be deemed to have occurred and have been continuing from and after the date of such resignation or termination.

         (m) Except as set forth on Schedule 9.1(m), James H. Levi, or any of his Affiliates, shall, without Purchaser's prior written consent, either (i) sell, exchange, transfer, or otherwise dispose of any shares of the Company's Common Stock at a price less than $5.00 per share (adjusted for stock splits, stock dividends, combinations of shares, recapitalizations, or other similar events occurring hereafter), or (ii) sell, exchange, transfer, or otherwise dispose of more than 10% of their aggregate holdings of the Company's outstanding Common Stock in any calendar year.

         9.2 Remedies Upon Default .

         (a) If an Event of Default shall occur, and for so long as such Event of Default continues, the interest rate on the Debentures shall increase by 7% per annum, that is, to 19.00% per annum, until such Event of Default is cured or waived.

         (b) Purchaser shall be entitled to appoint an additional representative to attend, at the Company's expense, all meetings of the Company's Board of Directors and all committees of the Company's Board of Directors in a nonvoting observer capacity and, in this respect, shall provide such representative copies of all notices and meeting agenda in advance of such meetings and shall permit such representative to review all documents and other materials provided to directors at such meetings. The Company shall also provide Purchaser, in advance, with copies of all actions proposed to be taken by the Board of Directors in lieu of meeting. Purchaser shall execute a confidentiality and nondisclosure agreement with respect to any information obtained by or provided to Purchaser's representative.

         (c) When any Event of Default has occurred, or if the holder of any Debenture or of any other evidence of indebtedness of the Company gives any notice or takes any other action with respect to a reasonably claimed default, the Company agrees to give notice within three Business Days of such event to all holders of the Debentures then outstanding.

         9.3 Acceleration of Maturities . When any Event of Default described in paragraph (a), (b) or (c) of Section 9.1 has occurred and is continuing, any holder of any Debenture may, and when any Event of Default described in paragraphs  (d) through  (i),  inclusive,  and (l) through  (m),  inclusive,  of
Section 9.1 has occurred and is continuing, the holder or holders of 50% or more of the principal amount of Debentures at the time outstanding may, by notice to the Borrowers, declare the entire principal and all interest accrued on all Debentures to be, and all Debentures shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (j) or (k) of Section 9.1 has occurred, then all outstanding Debentures shall immediately become due and payable without presentment, demand or notice of any kind, all of which are hereby expressly waived. Upon the Debentures becoming due and payable as a result of any Event of Default as aforesaid, the Borrowers will forthwith pay to the holders of the Debentures the entire principal and interest accrued on the Debentures. No course of dealing on the part of any Debenture holder nor any delay or failure on the part of any Debenture holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. Each Borrower further agrees, to the fullest extent permitted by law, to pay to the holder or holders of the Debentures all costs and expenses, including reasonable attorneys' fees, incurred by them in the collection of any Debentures upon any Event of Default hereunder or thereon.

         9.4 Joint and Several Obligations . The obligations of the Borrowers under this Agreement, the Debentures, and the other Operative Documents, are joint and several. Each of the Borrowers shall be fully responsible for payment and performance of such obligations.

         10. Amendments, Waivers and Consents.

         10.1 Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 50% in aggregate principal amount of outstanding Debentures; provided that without the written consent of the holders of all of the Debentures then outstanding, no such waiver, modification, alteration or amendment shall be effective (i) which will change the time of payment of the principal of or the interest on any Debenture or reduce the principal amount thereof or change the rate of interest thereon, (ii) which will change any of the provisions with respect to optional prepayments, or (iii) which will change the percentage of holders of the Debentures required to consent to any such amendment, modification or waiver of any of the provisions of Section 9 or Section 10.

         10.2 Solicitation of Debenture Holders . No Borrower shall, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Debentures as consideration for or as an inducement to the entering into by any holder of the Debentures of any waiver or amendment of any of the terms and provisions of this Agreement, unless such remuneration is concurrently offered, on the same terms, ratably to the holders of all of the Debentures then outstanding.

         10.3 Effect of Amendment or Waiver . Any such amendment or waiver shall apply equally to all of the holders of the Debentures and shall be binding upon them, upon each future holder of any Debenture, and upon the Borrowers, whether or not such Debenture shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

         11. Interpretation of Agreement; Definitions.

         11.1 Definitions. As used herein,

         "Affiliate" means any person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 10 % or more of any class of the Voting Stock of the Company, or (iii) 10 % or more of the Voting Stock (or in the case of a person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary.

         "Business Day" means any day other than a Saturday, Sunday, or other day on which banks in Tennessee or Missouri are authorized to close.

         "Change in Control" means (i) when any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business), or (ii) two-thirds of the Company's Board of Directors is removed or not re-elected.

         The term "control" (including the terms "controlling," "controlled by" and "under common control") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract, or otherwise.

         "Default" means any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default as defined in Section 9. 1.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer any successor sections.

         "Exercise Price" means the Exercise Price per share of Common Stock issuable upon exercise of the Warrants, as defined by the Initial Warrant, the Additional Warrant, and the Contingent Warrants, as applicable.

         "Fair Market Value" per share of common stock means (i) in the case of a security listed or admitted to trading on any national securities exchange, the last reported sale price, regular way (as determined in accordance with the practices of such exchange), on each day, or if no sale takes place on any day, the last reported sale price, regular way) as determined in accordance with the practices of such exchange) on the immediately preceding trading day (and in the case of a security traded on more than one national securities exchange, at such price upon the exchange on which the volume of trading during the last calendar year was the greatest), (ii) in the case of a security not then listed or admitted to trading on any national securities exchange, the average closing bid price of the security for the 20 trading days preceding such day, and (iii) in the case of a security not then listed or admitted to trading on any securities exchange and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or The Wall Street Journal, or if there are no bids and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported.

         "Guaranties" by any person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such Indebtedness or obligation, (B) to maintain working capital or other balance sheet condition or (C) otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

         "Hazardous Substance" means any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or Federal authority having jurisdiction over the property of the Company and its Subsidiaries or its use, including but not limited to any material, substance or waste which is: (i) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S. C. SS 1317. 1) as amended; (ii) regulated as a hazardous waste under Section 1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. SS 6901 et seq.) as amended; (iii) defined as a hazardous substance under
Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. SS 9601 et seq.) as amended; or (iv) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

         "Indebtedness" of any person means and includes all obligations of such person which in accordance with GAAP shall be classified upon a balance sheet of such person as liabilities of such person, and in any event shall include all
(i) obligations of such person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien or other charge upon property or assets owned by such person, even though such person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the case of default are limited to repossession or sale or property, (iv) capitalized rentals, and (v) Guaranties of obligations of others of the character referred to in this definition.

         "Investments" means all investments, in cash or by delivery of property made, directly or indirectly in any person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise; provided, however that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

         "Material Adverse Event" means any event or circumstance, or set of events or circumstances, individually or collectively, that reasonably could be expected to result in any (i) material adverse effect upon the validity or enforceability of any of the Operative Documents, or (ii) material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole ( either a "Material Adverse Effect"), or
(iii) material default or potential material default under any of the Operative Documents.

         "Person" means an individual, partnership, corporation, limited liability company, joint venture, sole proprietorship, trust or any other unincorporated organization or business association, and a government or government agency or political subdivision thereof.

         "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

         "Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Purchaser of even date herewith.

         "Security" has the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

         "Senior Debt" means the indebtedness of the Borrowers to the Senior Lender as defined by the Subordination Agreement.

         "Senior Lender" means BankAmerica Business Credit, Inc.

         "Subordination Agreement" means the Subordination Agreement between Purchaser and BankAmerica Business Credit, Inc.

         The term "subsidiary" means, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the Voting Stock shall be owned by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

         "Voting Stock" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or persons performing similar functions).

         "Warrants" means the Initial Warrant, the Additional Warrant, and the Contingent Warrants.

         "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) shall be owned by the Company and/or one or more of its Subsidiaries.

         11.2 Accounting Principles . Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

         11.3 Directly or Indirectly . Where any provision in this Agreement refers to action to be taken by any person, or which such person is prohibited from taking such provision shall be applicable whether the action in question is taken directly or indirectly by such person.

         12. Miscellaneous.

         12.1 Expenses, Stamp Tax Indemnity . Whether or not the transactions herein contemplated shall be consummated, the Borrowers agree to pay to Purchaser (i) Purchaser's out-of-pocket expenses in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the reasonable fees, expenses and disbursements of Purchaser's counsel, up to a maximum of $40,000, and (ii) so long as Purchaser holds any of the Debentures, all such expenses relating to any amendment, waiver or consent pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendments, waivers or consents resulting from any work-out, restructuring or similar proceedings relating to the performance by any Borrower of its obligations under this Agreement and the Debentures. The Borrowers also agree to pay and hold Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable in connection with the execution and delivery of this Agreement or the Debentures, whether or not any Debentures are then outstanding. The Borrowers agree to protect and indemnify Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any person as a result of any actions of the Borrowers or their agents in connection with the transactions contemplated by this Agreement.

         12.2 Powers and Rights Not Waived; Remedies Cumulative . No delay or failure on the part of the holder of any Debenture in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right. The rights and remedies of the holder of any Debenture are cumulative to and are not exclusive of any rights or remedies any such holder would otherwise have, and no waiver or consent, given or extended hereunder, shall extend to or affect any obligation or right not expressly waived or consented to.

         12.3 Notices . All communications provided for hereunder shall be in writing and shall be delivered personally, or mailed by registered mail, or by prepaid overnight air courier, or by facsimile communication, in each case addressed:

         If to Purchaser:   Tandem  Capital,  Inc.
                            500 Church  Street,  Suite 200
                            Nashville, Tennessee 37219
                            Attention: Craig Macnab
                            Facsimile No.: 615-726-1208

         with a copy to:    C. Christopher Trower, Esq.
                            3159 Rilman Road, N.W.
                            Atlanta, Georgia  30327-1503
                            Facsimile No.:  404-816-6854

          If to the Borrowers:

                            The Great Train Store Company
                            14180 Dallas Parkway -- Suite 618
                            Dallas, Texas 75240
                            Attention: President
                            Facsimile No. 972-392-1698

          with a copy to:   Douglas J. Bates, Esq.
                            Gallop, Johnson & Neuman, L.C.
                            Interco Corporate Tower-- Suite 1600
                            101 South Hanley Road
                            St. Louis, Missouri 63105
                            Facsimile No.: 314-862-1219

or such other address as Purchaser or the subsequent holder of any Debenture initially issued to Purchaser may designate to the Company in writing, or such other address as the Company may in writing designate to Purchaser or to a subsequent holder of the Debenture initially issued to Purchaser; provided, however, that a notice sent by overnight air courier shall only be effective if delivered at a street address designated for such purpose by such person and a notice sent by facsimile communication shall only be effective if made by confirmed transmission at a telephone number designated for such purpose by such person or, in either case, as Purchaser or a subsequent holder of any Debentures initially issued to Purchaser may designate to the Company in writing or at a telephone number herein set forth.

         12.4 Assignments . This Agreement, the Debentures and the other Operative Documents may be endorsed, assigned and/or transferred in whole or in part by Purchaser, and any such holder and/or assignee of the same shall succeed to and be possessed of the rights and powers of Purchaser under all of the same to the extent transferred and assigned; provided, however, that Purchaser shall not make any such transfer to a competitor of the Company without the prior written consent of the Company. No Borrower shall assign any of its rights or delegate any of its duties under this Agreement or any of the other Operative Documents by operation of law or otherwise without the prior express written consent of Purchaser, which may be withheld in Purchaser's sole and unfettered discretion, and if the Company obtains such consent, this Agreement and such other Operative Documents shall be binding upon such assignee.

         12.5 Survival of Covenants and Representations . All representations and warranties made by the Borrowers or the Purchaser herein and in any instruments or certificates delivered pursuant hereto shall survive for a period of eighteen months following the respective Closing Date, except the representations and warranties made in Sections 2.1, 2.2, 2.3, and 2.4 by the Borrowers, and in Sections 3.1, 3.2, 3.3, and 3.4 by Purchaser, which shall survive until payment in full of the principal amount of, all accrued but unpaid interest under, and all expenses and other costs required to be paid by the Borrowers under, the Debentures. All covenants made by the Borrowers and the Purchaser herein and in any instruments or certificates delivered pursuant hereto shall survive the closing and the delivery of this Agreement and the Debentures, until the termination of this Agreement, which shall terminate and be of no further force or effect upon the payment in full of the principal amount of, all accrued but unpaid interest under, and all expenses and other costs required to be paid by the Borrowers under, the Debentures.

         12.6 Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may for any reason, be hereafter declared invalid or unenforceable.

         12.7 Governing Law; Jurisdiction and Venue. This Agreement and the Debentures issued and sold hereunder shall be governed by and construed in accordance with Missouri law, without regard to its conflicts of law rules. The Borrowers hereby consent to jurisdiction, service of process, and venue in the federal and state courts having jurisdiction in the State of Tennessee or in the State of Texas, for the purpose of any action arising out of any obligations under this Agreement, and expressly waive jury trial and any and all objections as to jurisdiction, service of process, and venue in such courts.

         12.8 Captions; Counterparts. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.9 Confidentiality. Each party hereto agrees that, except with the prior written permission of the other party hereto, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other party to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the Debenture purchased hereunder, except as such disclosure may be required by law, rule, or regulation, or by the rules of any securities exchange or NASDAQ which may be applicable to the Company.

         12.10 Publicity. The Company and Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby. No party shall issue any press release or otherwise make any public statement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except as such disclosure may be required by law.


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



         IN WITNESS WHEREOF, the parties hereto have caused this Debenture Purchase Agreement to be executed and delivered by their duly authorized officers as of the date first written above.


THE GREAT TRAIN STORE COMPANY             GTS PARTNER, INC.


By: _______________________________       By:___________________________________

Title: ____________________________       Title: _______________________________


THE GREAT TRAIN STORE                     GTS LIMITED PARTNER, INC.
PARTNERS, L.P.
 By GTS Partner, Inc.
    its General Partner


By: _______________________________       By:___________________________________

Title: ____________________________       Title: _______________________________



                                          SIRROM CAPITAL CORPORATION
                                          d/b/a TANDEM CAPITAL


                                          By:___________________________________

                                          Title: _______________________________